Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT:
Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES

SECOND QUARTER FISCAL YEAR 2004 FINANCIAL RESULTS

•      Net sales up 4.5% sequentially

•      Pro forma net income up 7.8% sequentially; GAAP net income up 168% sequentially

•      Company generated a record $78 million in free cash flow

CHANDLER, Arizona – October 16, 2003 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended September 30, 2003.  Net sales for the second quarter of fiscal year 2004 were $168.5 million, up 4.5% sequentially from $161.3 million in the immediately preceding quarter, and up 1% from sales of $166.8 million in the prior year’s second quarter.  Net income for the second quarter of fiscal 2004 was $36.1 million or 17 cents per diluted share, up 7.8% from pro forma net income of $33.5 million or 16 cents per diluted share in the immediately preceding quarter, and up 5.0% from pro forma net income of $34.4 million or 16 cents per diluted share in the prior year’s second quarter.  GAAP net income of $36.1 million, or 17 cents per diluted share, was up 168% sequentially from GAAP net income of $13.5 million or 6 cents per diluted share in the immediately preceding quarter and up 280% from GAAP net income of $9.5 million, or 5 cents per diluted share in the same quarter a year ago.  A reconciliation of pro forma and GAAP results is included in this press release.

The Company expects to declare a quarterly cash dividend within the next week.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003 and increased the cash dividend amount in the fourth quarter of fiscal year 2003.

“Sales and EPS were both at the high end of our expectations for the September quarter, sales in Asia and the Americas both exhibited excellent sequential growth, while Europe’s performance reflected the anticipated summer holidays in that region,” said Steve Sanghi, Microchip’s President and CEO.

Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

“Sales of memory products were up over 12% sequentially, reflecting strong market conditions for those products.  We are seeing leadtimes on serial EEPROMs stretch out from certain competitors.  After nearly three years of very aggressive pricing pressure in the serial EEPROM market, we are selectively raising prices.  Analog sales grew by 6% sequentially, driven by our attach strategy with microcontrollers, and sales of microcontrollers grew approximately 3% sequentially in the quarter,” Mr. Sanghi continued.

“We continued to have strong cash generation in the quarter of approximately $78 million, and inventory fell by $4.5 million, with inventory days at 123, a drop of 11 days from the June quarter.  By the end of the December quarter, we expect inventory days to further improve and to be at the high end of our inventory target, at approximately 110 days.  This improved inventory position is expected to occur one quarter sooner than we previously planned,” said Mr. Gordon Parnell, Microchip’s Chief Financial Officer.

“Our Fab 4 in Gresham, Oregon was qualified for production during the quarter, and is scheduled to begin production on October 31, 2003.  With our improved inventory position, we are planning to accelerate the Fab 4 ramp,” said Mr. David Lambert, Microchip’s Vice President of Fab Operations.

“Our book to bill ratio as of September was 1.04, and we are continuing to see strong demand characteristics in all areas of our business.  We are seeing an increase in activity of demand pull ins and requests to expedite from our customers and distributors because of very low inventory in the channel.  We have put the Company into upcycle dynamics and are prepared to meet the incremental demand of customers as well as distributor inventory rebuild.  We expect revenue growth in the current quarter of between 5 and 6 percent sequentially, in an otherwise seasonally weak quarter for Microchip,” Mr. Sanghi concluded.

Microchip’s Second Quarter Fiscal Year 2004 Highlights:

•      Microchip announced that it secured the number one position in worldwide 8-bit microcontroller unit shipments, according to industry analyst Gartner Dataquest’s recently-released 2002 Microcontroller Market Share and Unit Shipments report.  From 2001 to 2002, unit sales for Microchip’s PIC® microcontrollers grew 30 percent, despite challenging business conditions, to attain the number one ranking.

•      Microchip garnered record attendance at the recent Microchip’s Annual Summer Technical Exchange Review (MASTERs), its seventh conference in Phoenix, Arizona with more than 700 worldwide embedded designers attending the four-day event.  MASTERs attendees were able to select from a record 63 technical course topics and 204 classes, including 37 new classes, 29 hands-on courses and ten on the dsPIC® digital signal controller family.

•      The Company unveiled its new e-commerce site, buy.Microchip, which offers customers in the United States the ability to place credit-card orders for nearly all of Microchip’s devices and development tools at http://buy.microchip.com/ or by clicking on the link from Microchip’s home page.  This online catalog, which Microchip plans to extend to international locations soon, features the full scope of Microchip’s devices – including the high-performance PIC® microcontrollers, stand-alone analog and interface products, serial EEPROMs, development tools and many other solutions.

•      Microchip expanded its popular PIC18F family of PIC Flash microcontrollers to include low-cost 48Kbyte and 64Kbyte memory devices that offer designers added I/Os, timers, a feature-rich peripheral set and the flexibility of field self-programmability.  Available in 64- and 80-pin TQFPpackages, the PIC18F8525/6525 and PIC18F8621/6621 microcontrollers are code-compatible with the Company’s current 18-, 28- and 40-pin portfolio, allowing designers to migrate to higher performance devices, and to re-use software and hardware in existing platforms, thus lowering overall development costs and allowing for quicker time-to-market.

•      Microchip announced the rfPIC™ Development Kit 1, providing design engineers with an easy way to evaluate low-power radio frequency (RF) communication links for embedded control applications based on the Company’s rfPIC12F675 Flash microcontroller plus UHF RF transmitter, and the rfRXD0420 receiver device.

•      The Company expanded its Control Area Network (CAN) product portfolio with a new generation of 48Kbyte and 64Kbyte PIC Flash microcontrollers that feature the company’s new Enhanced CAN (ECAN™) module.  ECAN is a flexible and easy-to-use CAN 2.0B interface that includes hardware support for the DeviceNet™ protocol, and features configurable transmit and receive buffers that can be used for standard CAN operation or as FIFO registers.  These PIC18F8680/6680 and PIC18F8585/6585 devices are ideal for complex embedded command-and-control networks in the automotive, industrial and general-purpose markets.

•      The Company introduced three operational amplifier (op amp) families featuring extended industrial temperature range (-40-degrees Celsius to +125-degrees Celsius) and input/output rail-to-rail functionality.  These MCP6271/2/3/4, MCP6281/2/3/4, and MCP6291/2/3/4 families are general–purpose op amps ideal for many diverse markets, specifically in automotive, industrial and other appliances where higher temperature is expected.

•      Microchip announced an enhanced stand-alone Control Area Network (CAN) device that offers a new option to address serial-communications challenges.  The MCP2515 gives designers a CAN solution that provides faster data throughput and efficient data-byte filtering, generates start of frame (SOF) output and uses an SPI™ interface, which enables an easy connection to virtually any microcontroller.

•      The Company introduced a family of single and dual cell Lithium-Ion and Lithium-Polymer charge-management controllers.  These devices lead the industry with a voltage regulation accuracy of +/- 0.5%, enabling maximum cell utilization and enhancing the cycle life of the battery.  The MCP7384x series combine high-accuracy, constant-voltage/constant-current regulation, cell preconditioning, cell-temperature monitoring, advanced safety timers, automatic charge termination, and charge status indication in space-saving MSOP packages.

•      Microchip announced its Total Endurance™ software version 4.0, a powerful and easy-to-use software tool for modeling and designing serial EEPROM applications.  Available for free from Microchip’s Web site, the modeling software takes the guesswork out of determining the life of a serial EEPROM device in an embedded design.

•      The Company introduced the SEEVAL® 32 Serial EEPROM Designer’s Kit.  This is a low-cost development system that enables designers to quickly and easily develop a robust and reliable serial EEPROM-based application while significantly reducing the time required for system integration and hardware/software debug.

Third Quarter Fiscal Year 2004 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•      Net sales for the third fiscal quarter ending December 31, 2003 are currently anticipated to be between $177 and $179 million (up approximately 5% to 6% sequentially).

•      Gross margins for the third fiscal quarter ending December 31, 2003 are expected to increase slightly to approximately 54.5%.  Generally, gross margins will fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•      Operating expenses for the third fiscal quarter ending December 31, 2003 are expected to be approximately $44.5 million to $45.0 million.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•      The tax rate for the third fiscal quarter ending December 31, 2003 is anticipated to be approximately 25.5%.

•      Earnings per diluted share for the third fiscal quarter ending December 31, 2003 are anticipated to be between 18 and 19 cents.

•      Inventories at December 31, 2003 are anticipated to be approximately 110 days.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•      Capital expenditures for the quarter ending December 31, 2003 are expected to be approximately $17 million, and capital expenditures for fiscal year 2004 are expected to total approximately $50 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•      Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately $65 to $70 million to our existing cash balances during the quarter ending December 31, 2003, subject to stock repurchases, if any.

•      Microchip announced on August 7, 2002 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares.  Microchip has been buying stock in the open market since that date.  To date, 1,392,200 shares have been repurchased at a cost of $29.6 million, but there were no shares repurchased during the second quarter of fiscal year 2004.  Future purchases will depend upon market conditions and corporate considerations.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Net sales	$168,486	$166,778	$329,769	$324,322
Cost of sales	77,292	76,478	151,299	151,655
Gross profit	91,194	90,300	178,470	172,667

Operating expenses:
Research and development	21,148	22,337	42,430	43,897
Selling, general and administrative	22,452	23,127	44,567	45,068
	43,600	45,464	86,997	88,965

Operating income	47,594	44,836	91,473	83,702
Other income, net	867	1,153	1,941	2,403
Income before income taxes	48,461	45,989	93,414	86,105
Income taxes	12,357	11,593	23,820	21,650

Pro forma net income	$36,104	$34,396	$69,594	$64,455

Pro forma basic net income per share	$0.18	$0.17	$0.34	$0.32
Pro forma diluted net income per share	$0.17	$0.16	$0.33	$0.31

Basic shares used in calculation	205,089	202,047	204,523	201,654
Diluted shares used in calculation	212,578	209,642	211,200	210,433

The following table sets forth a reconciliation of pro forma results to GAAP results:

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Pro forma net income	$36,104	$34,396	$69,594	$64,455

Special charges:
(a) Cost of sales – accelerated depreciation for Fab 1	0	0	30,608	0
(b) Cost of sales – Fab 1 related charges including severance, material and other costs	0	0	1,147	0
(c) Operating expenses – contract cancellations, severance and other related costs	0	0	1,612	0
(d) Fab 3 impairment charge	0	41,500	0	41,500
(e) In process R&D charge	0	0	0	9,300
(f) Tax benefit	0	(16,600)	(13,347)	(16,600)
	0	24,900	20,020	34,200
Income before cumulative effect of change in accounting principle	$36,104	$9,496	$49,574	$30,255

Cumulative effect of change in accounting principle	0	0	0	11,443

Net Income	$36,104	$9,496	$49,574	$18,812

Basic net income per share
Pro forma net income	$0.18	$0.17	$0.34	$0.32
Special charges	0.00	(0.12)	(0.10)	(0.17)
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.06)
Net income	$0.18	$0.05	$0.24	$0.09

Diluted net income per share
Pro forma net income	$0.17	$0.16	$0.33	$0.31
Special charges	0.00	(0.11)	(0.10)	(0.16)
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.06)
Net income	$0.17	$0.05	$0.23	$0.09

Basic shares used in calculation	205,089	202,047	204,523	201,654
Diluted shares used in calculation	212,578	209,642	211,200	210,433

Conference Call and Updates:

Microchip will host a conference call today, October 16, 2003 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until October 23, 2003.

A telephonic replay of the conference call will be available at approximately 9:00 p.m. (Eastern Time) October 16, 2003 and will remain available until 5:00 p.m. (Eastern Time) on Thursday, October 23, 2003.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 708552.

Cautionary Statement:

The statements in this release relating to the expected declaration of a quarterly cash dividend within the next week, leadtimes on serial EEPROMs stretching out, our anticipation of being at 110 days inventory by the end of the December quarter, Fab 4 scheduled to begin production on October 31, 2003, accelerating the Fab 4 ramp, strong demand characteristics, increasing demand pull ins and requests to expedite, putting the Company in upcycle dynamics, preparing to meet incremental demand, expected revenue growth of between 5 and 6 percent, and the statements containing our guidance for the quarter ending December 31, 2003 with respect to net sales, revenue, gross margins, operating expenses, tax rate, earnings per share, days of inventory, capital expenditures for the quarter ending December 31, 2003 and for fiscal year 2004, additions to cash balances, and any potential future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; unanticipated costs or delays in bringing Fab 4 on-line; our ability to ramp products into volume production at Fab 4; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and any other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 16, 2003 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, PIC, PICmicro, dsPIC, SEEVAL, KeeLoq, MPLAB, and PowerSmart

are registered trademarks of Microchip Technology Inc. in the U.S. and in other countries.

Total Endurance, rfPIC, ECAN, PICkit, PICDEM and Application Maestro are trademarks of Microchip Technology Inc.

in the U.S. and in other countries.  All rights reserved.

DeviceNet is a trademark of ODVA.  SPI is a trademark of Motorola Inc.  All other trademarks are the property of their respective owners.

— end —

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Net sales	$168,486	$166,778	$329,769	$324,322
Cost of sales	77,292	76,478	183,054	151,655
Gross profit	91,194	90,300	146,715	172,667

Operating expenses:
Research and development	21,148	22,337	42,430	43,897
Selling, general and administrative	22,452	23,127	44,567	45,068
Fab 3 impairment charge	0	41,500	0	41,500
In process research & development charge	0	0	0	9,300
Special charges	0	0	1,612	0
	43,600	86,964	88,609	139,765

Operating income	47,594	3,336	58,106	32,902

Other income, net	867	1,153	1,941	2,403

Income before income taxes	48,461	4,489	60,047	35,305

Income taxes	12,357	(5,007)	10,473	5,050

Income before cumulative effect of change in accounting principle	36,104	9,496	49,574	30,255

Cumulative effect of change in accounting principle	0	0	0	11,443

Net income	$36,104	$9,496	$49,574	$18,812

Basic net income per share	$0.18	$0.05	$0.24	$0.09

Diluted net income per share	$0.17	$0.05	$0.23	$0.09

Basic shares used in calculation	205,089	202,047	204,523	201,654
Diluted shares used in calculation	212,578	209,642	211,200	210,433

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	March 31, 2003
	(Unaudited)

ASSETS

Cash and short-term investments	$350,877	$216,511
Accounts receivable, net	90,785	95,387
Inventories	103,798	102,344
Other current assets	194,261	194,867
Total current assets	739,721	609,109

Property, plant & equipment, net	703,272	767,933
Other assets	49,298	51,233

Total assets	$1,492,291	$1,428,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$144,862	$144,142
Deferred income on shipments to distributors	70,671	70,988
Total current liabilities	215,533	215,130

Long-term debt and deferred taxes	26,523	34,196

Stockholders’ equity	1,250,235	1,178,949

Total liabilities and stockholders’ equity	$1,492,291	$1,428,275